INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our reports dated February 27, 2002 on the financial statements of Woodstock Tree Farms, Inc. included in and made part of the registration statement of Woodstock
Tree Farms, Inc. dated March 10, 2002.

March 10, 2002

/s/ David M. Winings
     Certified Public Accountant